Exhibit 99.1

NETSCOUT Appoints Shannon Nash and Marlene Pelage to Board of Directors

Adds Additional Financial Expertise, Strategy Experience, and Global Perspective

WESTFORD, Mass., January 25, 2023 – NETSCOUT SYSTEMS, INC. (NASDAQ: NTCT), a leading provider of cybersecurity, service assurance, and business analytics solutions, today announced that experienced executives Shannon Nash and Marlene Pelage have been appointed to the Company’s Board of Directors.

“On behalf of NetScout’s Board of Directors, I am pleased to announce the appointment of two superbly qualified directors, Shannon Nash and Marlene Pelage. We believe that these accomplished individuals will bring fresh perspectives and valuable experience to our Board and play an important role in advancing our business,” stated Anil Singhal, NETSCOUT’s Chief Executive Officer and Chairman of the Board of Directors.

“Shannon’s career has demonstrated her ability to drive financial excellence, technology adoption, and lead global operations in high-growth environments, while also highlighting her passion for board service and her leadership in diversity and inclusion. Marlene’s career as a compassionate trailblazer has been defined by her ability to accomplish substantial financial and operational results across global marketplaces in leading companies, anchored in collaborative partnerships, and with expertise in finance, operations, risk management, strategic planning, mentorship, and diversity, equity, and inclusion. Both Shannon and Marlene bring strategic experience, insights from their international work, and strong financial acumen as qualified financial experts,” said Singhal.

Singhal continued, “As NetScout continues to play a mission-critical role for organizations around the globe as ‘Guardians of the Connected World,’ we are proud to expand our board and appoint two individuals who will help position NetScout for the future and amplify our focus on achieving our long-term objectives and enhancing shareholder value.”

Ms. Nash has served as the Chief Financial Officer of Wing, a drone delivery service company and subsidiary of Alphabet Inc. since April 2022. Previously, she served in financial leadership roles at Reputation.com, Inc., a customer feedback management platform, as Chief Financial Officer from April 2021 to April 2022 and as Chief Accounting Officer from August 2020 to March 2021. Before that, Ms. Nash served as Chief Financial Officer and Chief Operating Officer at The Inside Source, Inc., and in various capacities for a broadcast media company with digital services as well as at audit and law firms.

In addition to her finance and executive leadership roles, Ms. Nash has extensive board level experience. She currently serves as a board member of SoFi Bank, a subsidiary of SoFi Technologies Inc. (NASDAQ: SOFI), and as a board member and Chair of the Audit Committee of LDR Holdings, LLC, the holding company for restaurant company Lazy Dog Restaurants. She formerly served as a board member and member of the Audit Committee for UserTesting (NYSE: USER), an on-demand human insight platform, from February 2021, and as Lead Independent Director from October 2021, until the organization was acquired by a private equity firm.

Ms. Pelage has served as Global Chief Financial Officer of IPG Mediabrands, a leading media planning agency since April 2021, where she has managed a multi-billion dollar budget and has led a global 650 person finance team. As part of the executive leadership team, she has also been the key architect of a multi-million dollar, multi-year transformation initiative to revamp key operating processes to bring scale and efficiency to their global operations.

Previously, Ms. Pelage held several leadership roles at Charles Schwab & Co., including as Chief Financial Officer of Charles Schwab Bank, from May 2019 to March 2021, where she managed $390 billion in assets with a focus on client solutions strategies and data, and, as a key member of the executive team, worked on strategy, vision, product, and technology initiatives, as well as controls and enterprise risk management. At the same time, she held similar roles at Charles Schwab Trust Bank, Charles Schwab Premier Bank, and Charles Schwab Trust Company. As part of her responsibilities, she also led integration and value capture efforts in major acquisitions, led strategy initiatives to drive business growth, and helped develop global engagement approaches. Prior to that, she served as Vice President of Enterprise Finance at Charles Schwab & Co., from November 2014 to April 2019. Prior to joining Charles Schwab, Ms. Pelage spent over a decade at Crédit Agricole Bank, where she held positions in several international locations.

Full biographies for Ms. Nash and Ms. Pelage will be posted on the Board of Directors section of NETSCOUT’s website. With the addition of Ms. Nash and Ms. Pelage, NETSCOUT’s Board of Directors is now composed of 11 directors, nine of whom are independent, four of whom are female, and three of whom are ethnically or racially diverse, and more than half of whom have been appointed in the past six years.

About NETSCOUT SYSTEMS, INC.

NETSCOUT SYSTEMS, INC. (NASDAQ: NTCT) protects the connected world from cyberattacks and performance disruptions through advanced network detection and response and pervasive network visibility. Powered by our pioneering deep packet inspection at scale, we serve the world’s largest enterprises, service providers, and public sector organizations. Learn more at www.netscout.com or follow @NETSCOUT on LinkedIn, Twitter, or Facebook.

©2023 NETSCOUT SYSTEMS, INC. All rights reserved. NETSCOUT and the NETSCOUT logo are registered trademarks or trademarks of NETSCOUT SYSTEMS, INC. and/or its subsidiaries and/or affiliates in the USA and/or other countries.

Contacts:	Investors	Media
	Anthony Piazza	Maribel Lopez
	Senior Vice President, Corporate Finance	Manager, Marketing & Corporate Communications
	978-614-4286	781-362-4330
	IR@netscout.com	Maribel.Lopez@netscout.com

3